North America Structured Investments 18mNC6m RTY/SPX Auto Callable Contingent Interest Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlyings: Russell 2000® Index and S&P 500® Index Pricing Date: May 13, 2019 Final Review Date: November 13, 2020 Maturity Date: November 18, 2020 Monitoring Period: The period from, but excluding, the Pricing Date to and including the final Review Date Review Dates: Quarterly Contingent Interest Rate: [6.00%-8.00%]* per annum, paid quarterly at a rate of between 1.50% and 2.00%*, if applicable Interest Barrier/Trigger Level: With respect to each Underlying, an amount that represents 70.00% of its Initial Level. Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of either Underlying is less than its Trigger Level. CUSIP: 48132CFY4 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132CFY4/doctype/Product_Termsheet/document.pdf For information about the estimated level of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Automatic Call If on any Review Date (other than the first and final Review Dates) the closing level of each Underlying is greater than or equal to its Initial Level, the Notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date. Payment at Maturity If the notes have not been automatically called and (i) the Final Level of each Underlying is greater than or equal to its Initial Level or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date. If the notes have not been automatically called and (i) the Final Level of either Underlying is less than its Initial Level and (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Underlying Return). Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Returns** Payment at Maturity (6.00% per annum Contingent Interest Rate) Payment at Maturity Lesser Performing Underlying Return If a Trigger Event Has Not Occured If a Trigger Event Has Occured 60.00% $1,015.00 $1,015.00 40.00% $1,015.00 $1,015.00 20.00% $1,015.00 $1,015.00 5.00% $1,015.00 $1,015.00 0.00% $1,015.00 $1,015.00 -5.00% $1,015.00 $965.00 -20.00% $1,015.00 $815.00 -30.00% $1,015.00 $715.00 -30.01% N/A $699.90 -60.00% N/A $400.00 -80.00% N/A $200.00 This table does not demonstrate how your coupon payments can vary over the term of your securities. Contingent Interest *If the notes have not been called and the closing level of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $15.00 and $20.00 (equivalent to an interest rate of between 6.00% and 8.00% per annum, payable at a rate of between 1.50% and 2.00% per quarter). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

North America Structured Investments 18mNC6m RTY/SPX Auto Callable Contingent Interest Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks ? Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. ? The notes do not guarantee the payment of interest and may not pay interest at all. ? Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ? You are exposed to the risks of the decline in the level of each Underlying. ? Your payment at maturity will be determined by the Lesser Performing Underlying. ? The appreciation potential of the notes is limited to the sum of any contingent interest payments that may be paid over the term of the notes, regardless of any appreciation of any Underlying, which may be significant. ? If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the Final Value of the Lesser Performing Underlying is less than its Initial Value. ? The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period. ? The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk. ? No dividend payments, voting rights, or ownership rights with the equity securities included in each Underlying. ? The notes are subject to the risks associated with small capitalization companies. ? J.P. Morgan is currently one of the companies that makes up the S&P 500® Index. Selected Risks (continued) ? JPM's estimated value of the notes will be lower than the original issue price (price to public) of the notes. ? JPM's estimated value of the notes is determined by reference to an internal funding rate. ? JPM's estimated value of the notes does not represent future values and may differ from others’ estimates. ? The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. ? Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ? Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. ? The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. ? The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for additional information. ? As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. taxrelated penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01